SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 6, 2002

MEMC ELECTRONIC MATERIALS S.P.A., a company formed under the laws of Italy, as the borrower (the "Borrower"), and TPG Wafer Partners LLC, a limited liability company formed under the laws of Delaware, United States ("TPG Wafer" or the "TPG Lender"), and TPG Wafer as agent (together with any successor appointed pursuant to Article VII, the "Agent") for the Lenders (as hereinafter defined), hereby agree as follows:

Preliminary Statement

WHEREAS, the Borrower and the TPG Lender (pursuant to a consummated assignment of all rights to them of the Initial Lender (as hereinafter defined)) are parties to an Amended and Restated Credit Agreement dated as of September 22, 2001 (the "Amended and Restated Credit Agreement");

WHEREAS, the Borrower has borrowed Euro million under the Amended and Restated Credit Agreement, and such indebtedness to the TPG Lender is evidenced by a promissory note duly executed and delivered by the Borrower (the "Old Note") and, as of the date hereof, the entire principal amount of Euro 55 million is outstanding;

WHEREAS, the Borrower and the TPG Lender desire to amend the Amended and Restated Credit Agreement as herein set forth (this "Agreement") to, among other things, (1) amend the repayment date of the amount due under the Amended and Restated Credit Agreement, (2) cancel and terminate the Old Note and (3) execute and deliver in the United States a new promissory note as evidence of the indebtedness due under this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Amendment. The Amended and Restated Credit Agreement (including all Exhibits thereto) is further amended and restated in its entirety as set forth in this Agreement.

SECTION 1.02. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Advance" has the meaning specified in Section 2.01.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 50% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

"Agent" has the meaning specified in the recital of parties to this Agreement.

"Agent's Account" means the account of the Agent maintained with such bank in New York as the Agent shall specify in writing to the Borrower and the Lenders from time to time.

"Agreement" means this Second Amended and Restated Credit Agreement.

"Amended and Restated Credit Agreement" has the meaning specified in the recital to this Agreement.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by the Agent, in substantially the form of Exhibit C hereto.

"Bank" means any Lender other than the TPG Lender or any Affiliate of the TPG Lender.

"Borrower" has the meaning specified in the recital of parties to this Agreement.

"Borrowing" means the borrowing consisting of the Advances made by the Lenders.

"Borrowing Notice" has the meaning specified in Section 2.02(a).

"Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commitment" has the meaning specified in Section 2.01.

"Confidential Information" means information that the Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower, an Affiliate of the Borrower or an Affiliate of the Lender.

"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

"Debt" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) through (d) of this definition.

"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Dollars" and the sign "$" each means lawful money of the United States of America.

"Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

"Early Redemption Event" means:

(a) any sale, transfer or other disposition (including pursuant to a Permitted Receivables Financing or a sale and leaseback transaction) of any property or asset of MEMC or any Subsidiary of MEMC, including any Equity Interest owned by it, other than (i) dispositions described in parts (a) and (b) of Section 6.05 of the MEMC Notes Indenture (irrespective of whether the MEMC Notes Indenture remains in full force and effect at such time) and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $250,000 during any fiscal year of MEMC; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of MEMC or any Subsidiary of MEMC, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 365 days after such event; or

(c) the incurrence by MEMC or any Subsidiary of MEMC of any Indebtedness, other than Indebtedness permitted by Section 6.01 of the MEMC Notes Indenture (irrespective of whether the MEMC Notes Indenture remains in full force and effect at such time); or

(d) the issuance of any Equity Interests by MEMC other than (i) the Warrant Shares and (ii) pursuant to an employee benefit plan in effect on the issue date of the MEMC Notes or adopted after the effective date under the MEMC Notes with the consent of the holders of a majority (by aggregate principal amount) of the MEMC Notes;

provided that no receipt by MKC of Net Proceeds shall constitute an Early Redemption Event unless and until (and only to the extent that) such Net Proceeds, or a portion thereof, are actually paid or legally payable as a dividend or distribution to MEMC or any pledgor and guarantor under the MEMC Notes.

"Effective Date" has the meaning specified in Section 3.01 hereof.

"Eligible Assignee" means any Person approved by TPG Wafer (or an Affiliate of TPG Wafer who is a Lender or who acts in the capacity of Agent hereunder) for so long as TPG Wafer (or its Affiliate) continues to be a Lender or act as Agent hereunder, and thereafter means any Person approved by all of the Lenders; provided, however, that neither the Borrower nor any Subsidiary of MEMC shall qualify as an Eligible Assignee.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

"Euros" and the sign "Euro" means the money of the participating member states of the European Union as defined in Article 2 of Regulation 947/98/CE of May 3, 1998 of the Council of the European Union, as amended.

"Events of Default" has the meaning specified in Section 6.01.

"First Repayment Date" means the earlier of (a) September 25, 2002 and (b) the termination in whole of the Commitments pursuant to Section 2.04 or Section 6.01.

"GAAP" has the meaning specified in Section 1.04.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any federal, state, local or foreign court or governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business

"Guaranty" means the Guaranty Agreement of MEMC in the form attached hereto as Exhibit D.

"Guarantor" means MEMC.

"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term "Indebtedness" shall not include (a) obligations under Hedging Agreements or (b) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock

"Indemnified Party" has the meaning specified in Section 9.04(b).

"Indenture Documentation" means the MEMC Notes Indenture, together with the related guarantee agreement, the security agreement, the pledge agreement and the indemnity, subrogation and contribution agreement and any other security documents executed in connection therewith, as amended from time to time.

"Initial Lender" means E.ON International Finance B.V.

"Interest Period" means for each Advance comprising part of the same Borrowing, the period commencing on the date hereof and ending three months thereafter, and thereafter the period commencing on the last day of the prior Interest Period and ending three months thereafter.

"Interest Rate" for any Interest Period means 8%.

"Italian Redemption Offer" has the meaning specified in Section 5.03(b)(i).

"Lender" means the TPG Lender and each Person that shall become a party hereto pursuant to Section 9.07.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

"MEMC" means MEMC Electronic Materials, Inc., a Delaware corporation.

"MEMC Notes" means MEMC's Senior Subordinated Secured Notes due 2007 issued under the MEMC Notes Indenture.

"MEMC Notes Indenture" means the indenture dated as of November 13, 2001 among MEMC and Citibank, N.A., as trustee, and Citicorp USA, Inc., as collateral agent, as amended or supplemented from time to time.

"MKC" means MEMC Korea Company, a corporation organized and existing under the laws of the Republic of Korea formerly known as Posco Hüls Co., Ltd.

"Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty or other insured damage, insurance proceeds in excess of $250,000, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including reasonable attorneys fees, underwriting discounts and commissions and collection expenses) paid or payable by MEMC and the Subsidiaries of MEMC to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by MEMC and the Subsidiaries of MEMC as a result of such event to repay Indebtedness (other than Revolver Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by MEMC and the Subsidiaries of MEMC, and (iv) the amount of any reserves established by MEMC and the Subsidiaries of MEMC to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of MEMC). Notwithstanding anything to the contrary set forth above, the proceeds of any sale, transfer or other disposition of Receivables or Related Property (or any interest therein) pursuant to any Permitted Receivables Financing shall not be deemed to constitute Net Proceeds except to the extent that such sale, transfer or other disposition (a) is the initial sale, transfer or other disposition of Receivables or Related Property (or any interest therein) in connection with the establishment of such Permitted Receivables Financing or (b) occurs in connection with an increase in the aggregate outstanding amount of such Permitted Receivables Financing over the aggregate outstanding amount of such Permitted Receivables Financing at the time of such initial sale, transfer or other disposition.

"Note" means a promissory note of the Borrower payable to the order of any Lender, substantially in the form of Exhibit A hereto, evidencing the Debt of the Borrower to such Lender resulting from the Advance made by such Lender.

"Offer Amount" has the meaning specified in Section 5.03(c)(ii).

"Other Taxes" has the meaning specified in Section 2.12(b).

"Permitted Receivables Financing" means any financing pursuant to which (a) MEMC or any Subsidiary of MEMC sells, conveys or otherwise transfers to a Receivables Subsidiary, in "true sale" transactions, and (b) such Receivables Subsidiary sells, conveys or otherwise transfers to any other Person or grants a security interest to any other Person in, any Receivables (whether now existing or hereafter acquired) of MEMC or any Subsidiary of MEMC or any undivided interest therein, and any assets related thereto (including all collateral securing such Receivables), all contracts and all Guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables, provided that the board of directors of MEMC shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to MEMC and the Subsidiaries of MEMC, taken as a whole.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Purchase Date" has the meaning specified in Section 5.03(c)(i).

"Receivable" means the Indebtedness and payment obligations of any Person to MEMC or any of the Subsidiaries of MEMC or acquired by MEMC or any of the Subsidiaries of MEMC (including obligations constituting an account or general intangible or evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security but excluding intercompany obligations) arising from a sale of merchandise or the provision of services by MEMC or any Subsidiary of MEMC or the Person from which such Indebtedness and payment obligation were acquired by MEMC or any of the Subsidiaries of MEMC, including (a) any right to payment for goods sold or for services rendered and (b) the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such Person with respect thereto.

"Receivables Subsidiary" means a corporation or other entity that is a newly formed, wholly owned, bankruptcy-remote, special purpose Subsidiary of MEMC or any wholly owned Subsidiary of MEMC (a) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business (including servicing of Receivables), (b) that is designated by the board of directors of MEMC (as provided below) as a Receivables Subsidiary, (c) of which no portion of its Indebtedness or any other obligations (contingent or otherwise) (i) is Guaranteed by MEMC or any Subsidiary of MEMC (other than pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates MEMC or any Subsidiary of MEMC in any way other than pursuant to Standard Securitization Undertakings and other than any obligation to sell or transfer Receivables or (iii) subjects any property or asset of MEMC or any Subsidiary of MEMC, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (d) with which none of MEMC or any Subsidiary of MEMC has any material contract, agreement, arrangement or understanding (except in connection with a Permitted Receivables Financing), other than fees payable in the ordinary course of business in connection with servicing Receivables, and (e) to which none of MEMC or any Subsidiary of MEMC has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

"Register" has the meaning specified in Section 9.07(c).

"Reimbursement Agreement" means the Reimbursement Agreement, dated as of December 21, 2001, by and among MEMC, the fund guarantors party thereto and Citicorp USA, Inc. as collateral agent, together with any amendment or restatement thereof or any supplement thereto.

"Reimbursement Documentation" means the Reimbursement Agreement together with the related amended and restated guarantee agreement, the security agreement, the pledge agreement and the indemnity, subrogation and contribution agreement and any other security documents executed in connection therewith, all as amended from time to time.

"Reimbursement Obligations" has the meaning assigned to such term in the Reimbursement Documentation and, for the avoidance of doubt, shall include any substitution for, or replacement of, such obligations.

"Related Property" shall mean, with respect to each Receivable:

    all the interest of MEMC or any Subsidiary of MEMC in the goods, if any, sold and delivered to an obligor relating to the sale that gave rise to such Receivable,

    all other security interests or Liens, and the interest of MEMC or any Subsidiary of MEMC in the property subject thereto, from time to time purporting to secure payment of such Receivable, together with all financing statements signed by an obligor describing any collateral securing such Receivable, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable,

in the case of parts (b) and (c), whether pursuant to the contract related to such Receivable or otherwise or pursuant to any obligations evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of Indebtedness or security and the proceeds thereof.

"Repayment Date" means the First Repayment Date or the Second Repayment Date, as the case may be.

"Required Lenders" means, at any time, Lenders owed at least 51% of the then aggregate unpaid principal amount of Advances owing to Lenders or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments.

"Restructuring Agreement" means the Restructuring Agreement dated as of November 13, 2001, between MEMC and TPG Wafer Holdings LLC.

"Revolving Credit Agreement" means the Revolving Credit Agreement dated as of December 21, 2001 among MEMC, the lenders party thereto and Citicorp USA, Inc., as administrative agent and collateral agent, together with any amendment or restatement thereof or any supplement thereto.

"Revolving Loan Documentation" means the Revolving Credit Agreement together with the related guarantee agreement, security agreement, pledge agreement and indemnity, subrogation and contribution agreement and any other security documents or other ancillary documents executed in connection therewith, all as amended from time to time.

"Revolver Obligations" has the meaning assigned to such term in the Revolving Loan Documentation and, for the avoidance of doubt, shall include any substitution for, or replacement of, such obligations.

"Second Repayment Date" means the earlier of (a) April 15, 2003 and (b) the termination in whole of the Commitments pursuant to Section 2.04 or Section 6.01.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into at any time by MEMC or any Subsidiary of MEMC that are reasonably customary in an accounts receivable transaction.

"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with United States GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Taxes" has the meaning specified in Section 2.12(a).

"TPG Lender" has the meaning specified in the recital of parties to this Agreement.

"TPG Wafer" has the meaning specified in the recital of parties to this Agreement.

"United States" and "U.S." each means the United States of America.

"Warrant" means any of the warrants to acquire common stock of MEMC issued pursuant to the Restructuring Agreement.

"Warrant Shares" means the common stock of MEMC acquired upon exercise of the Warrants.

The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

SECTION 1.03. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

SECTION 1.04. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP").

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, an "Advance") to the Borrower from time to time on any Business Day during the period from the Effective Date until the Second Repayment Date in an amount not to exceed the amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.04 (such Lender's "Commitment"). Each Borrowing shall be in an aggregate amount of Euro 1,000,000 or an integral multiple of Euro 100,000 in excess thereof and shall be made simultaneously by the Lenders ratably according to their respective Commitments. The Borrower is not entitled to reborrow any repaid or prepaid portion of any Advance. As of the Effective Date, the Lender's Commitments have been fully drawn by the Borrower and no further Advances shall hereafter be made.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each notice of a Borrowing (a "Borrowing Notice") shall be by telephone, confirmed immediately in writing, or telecopier or telex, in substantially the form of Exhibit B hereto, specifying therein, among other things, the requested date of such Borrowing, the amount of such Borrowing and the Repayment Date of the Advances comprising such Borrowing. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Domestic Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower by depositing the proceeds of the Advances in such Euro account of the Borrower (or of such Person as the Borrower shall specify to the Lender in the Borrowing Notice or by other written notice to the Lender given simultaneously with or prior to such Borrowing Notice) maintained with such bank as the Borrower shall specify to the Agent in such Borrowing Notice.

The parties hereto understand and agree that the TPG Lender may, in its sole discretion (but shall have no obligation to), designate a financial institution or another Person to perform the TPG Lender's obligations hereunder in accordance with the terms hereof. The Borrower agrees that performance of any such obligation by any such designee of the TPG Lender shall be deemed to constitute performance by the TPG Lender for all purposes of this Agreement and the Note and shall discharge the TPG Lender from such obligation to the extent of such performance.

(b) Any Borrowing Notice delivered by the Borrower to the Agent shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Borrowing Notice for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(c) The Agent shall only make available to the Borrower on the date of any Borrowing the ratable portion of such Borrowing of each Lender that such Lender has made available to the Agent on or prior to the date of such Borrowing.

(d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(e) Notwithstanding the foregoing, the Borrower agrees that there shall be only one Advance hereunder.

SECTION 2.03. Reserved

SECTION 2.04 Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce in part the unused Commitments of the Lenders, provided that each partial reduction shall be in the amount of Euro100,000 or an integral multiple of Euro 100,000 in excess thereof.

SECTION 2.05. Payment. The Borrower shall pay to the Agent for the ratable account of the Lenders, (1) on the First Repayment Date, (a) a principal amount of Euro 35 million of the Advance then outstanding as evidenced by the Note, (b) Euro 1,115,065.44 in accrued and unpaid interest up to the date hereof under the Amended and Restated Credit Agreement and (c) any and all accrued and unpaid interest from the date hereof until the First Repayment Date with respect to such Euro 35 million principal amount set forth in (1)(a) above at an interest rate per annum equal to the Interest Rate, (2) on the Second Repayment Date, a principal amount of Euro 20 million of the Advance then outstanding as evidenced by the Note and (3) any and all accrued and unpaid interest with respect to such Euro 20 million principal amount set forth in (2) above at such times specified in, and in accordance with, Section 2.06, or upon prepayment, redemption or acceleration of maturity, in each case in accordance with the terms hereunder.

SECTION 2.06 Interest. (a) Interest on the Advance. The Borrower shall pay interest on the unpaid principal amount of the Advance owing to each Lender from the date hereof until such principal amount shall have been paid in full at an interest rate per annum equal to the Interest Rate, payable in arrears on the last day of each Interest Period, or if earlier, on the date such Advance shall be paid in full.

(b) Interest on Overdue Amounts. In the event that any principal amount of the Advance or any interest, fees, costs, expenses or other amounts payable hereunder are not paid when due, the Borrower shall pay interest on such unpaid amount from the date such amount is due until the date such amount is paid in full, payable on demand, at an interest rate per annum equal to the interest rate referred to in subsection (a) of this Section 2.06 then in effect plus 2%.

SECTION 2.07. Reserved.

SECTION 2.08. Optional Prepayments and Reductions of Commitment. (a) The Borrower may, upon at least three Business Days' notice to the Agent stating the proposed date and the aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amount of the Advance in whole or ratably in part, together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and (ii) any amount payable pursuant to Section 9.04(c); provided, however, that each such partial prepayment shall be in an aggregate principal amount of not less than Euro 5,000,000 or an integral multiple of Euro 100,000 in excess thereof.

(b) Upon the prepayment in whole or in part of the Advance in accordance with subsection (a) of this Section 2.08, the Commitments of the Lenders shall be automatically reduced ratably by the amount of such prepayment.

SECTION 2.09. Increased Costs, Etc. If due to either (a) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining an Advance, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient (as applicable) to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Borrower that any law or regulation, or the introduction of or any change in or in the interpretation of any law or regulation, makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations hereunder to make an Advance or to fund or maintain an Advance hereunder, (a) the obligation of such Lender to make, fund and maintain any Advance shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, (b) such Lender shall promptly notify the Borrower of such circumstances and such suspension, and (c) unless the Borrower and such Lender shall have otherwise agreed within ten Business Days of such notice, the Borrower shall forthwith on such tenth Business Day prepay in full the Advance then outstanding together with interest accrued thereon.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Euro to the Agent at the Agent's Account, in each case in immediately available funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.09, 2.12 or 9.04(c)) to the Lenders for the account of their respective Domestic Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Domestic Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest and of fees shall be made in good faith by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at an interest rate selected and calculated by the Agent in its reasonable discretion.

SECTION 2.12. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, net income taxes (or franchise taxes imposed in lieu thereof) that are imposed on such Lender or the Agent by the state or foreign jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, net income taxes (or franchise taxes imposed in lieu thereof) that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Domestic Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12), such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or other taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

(c) The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes and for the full amount of Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12 imposed on or paid by such Lender or the Agent (as the case may be) or any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original receipt of payment or a certified copy of such receipt. If no Taxes are payable in respect of any payment hereunder or under the Notes, the Borrower shall furnish to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Lenders, in either case stating that such payment is exempt from or not subject to Taxes.

(e) Each Lender organized under the laws of a jurisdiction outside Italy shall, on or after the Effective Date in the case of the TPG Lender and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), provide each of the Borrower and the Agent with tax forms or documentation, as appropriate, prescribed by Italian taxing authorities, certifying that such Lender is exempt from or entitled to a reduced rate of Italian withholding tax on payments of interest pursuant to this Agreement or the Notes. The Lender shall not be required to provide the Borrower or Agent with any tax form or documentation referred to in this subsection (e) if such tax form or documentation (i) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by the Italian taxing authorities that the Lender reasonably considers to be confidential, or (ii) is more onerous (in form, in procedure or in substance of the information disclosed) than comparable information or other reporting requirements imposed under U.S. tax law, regulation or administrative practice (such as Forms W-8, W-8BEN or W-8ECI or any comparable successor form).

(f) For any period with respect to which a Lender has failed to provide the Borrower or Agent with the appropriate form described in Section 2.12(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided or if such form is otherwise not required), such Lender shall not be entitled to indemnification under Section 2.12(a) with respect to Taxes imposed by Italy until such form is provided; provided, however, that should such Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower and Agent shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If following any amount paid under this Section 2.12, the Lender receives or is granted a credit against or remission for any Taxes or Other Taxes payable by such Lender which the Lender determines, in its sole and absolute discretion, is attributable to any Taxes or Other Taxes paid hereunder, such Lender shall, subject to the Borrower having made any increased payment hereunder and to the extent such Lender can do so in its sole opinion without prejudicing the retention of the amount of such credit or remission and without prejudice to its rights to obtain any other relief or allowance which may be available to such Lender and to conduct its own tax affairs as it sees fit, reimburse such amount to the Borrower as the Lender shall in its sole and absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had no payment been required under this Section 2.12. Such reimbursement shall be made promptly upon the Lender certifying that the amount of such credit or remission has been received by it; provided, however, that no such payment shall be made so long as an Event of Default shall have occurred and be continuing. The disallowance or reduction of any credit or remission of Taxes or Other Taxes with respect to which a Lender has made a payment to Borrower under this Section 2.12 shall be treated as Taxes for which Borrower is obligated to indemnify such Lender hereunder. Notwithstanding the above, no Lender shall (i) be under any obligation to claim a tax credit in priority to any other claim, relief, credit or deduction available to such Lender or (ii) be obligated to disclose any information regarding its tax affairs or computations to the Borrower.

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advance owing to it (other than pursuant to Sections 2.09, 2.12 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.14. Use of Proceeds. The proceeds of the Advance have been made available for general corporate purposes of the Borrower and its Subsidiaries.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01 and this Agreement. Section 2.01 of this Agreement became effective on and as of the first date (the "Effective Date") on which the following conditions precedent were satisfied; and the Borrower and the TPG Lender acknowledge that all of the following conditions precedent in this Section 3.01 were satisfied on or prior to September 30, 2000; notwithstanding the foregoing or anything to the contrary in this Agreement, the conditions precedent set forth in this Section 3.01 shall be satisfied once again with respect to this Agreement on or prior to the date hereof in order for this Agreement to become effective, other than the conditions precedent set forth in subsections (a), (d)(iv) and (d)(vii) of this Section 3.01:

(a) There shall have occurred no Material Adverse Change since June 30, 2000.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened in writing before any court, governmental agency or arbitrator that (i) may materially adversely affect the financial condition or operations of the Borrower and its Subsidiaries taken as a whole or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c) On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Borrower (without prejudice to the requirement that the following statements be true, no such certificate shall be required on the date hereof as a condition precedent to this Agreement), dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) no event has occurred and is continuing that constitutes a Default.

(d) The Agent shall have received on or before the Effective Date the following, each dated such date, in form and substance satisfactory to the Lenders (except for the Notes):

(i) a duly executed and delivered Agreement by the Borrower;

(ii) the Notes to the order of the Lenders;

(iii) certified copies of the resolution of the board of directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes;

(iv) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder;

(v) the Guaranty duly executed and delivered by the Guarantor;

(vi) certified copies of the resolutions of the board of directors of the Guarantor, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty; and

(vii) a certificate of the Secretary or an Assistant Secretary of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign the Guaranty.

SECTION 3.02. Conditions Precedent to each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Borrowing Notice and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. Effective as of the date hereof, the Borrower represents and warrants as follows:

(a) The Borrower is a company duly organized, validly existing and in good standing under the laws of the Italy.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower, except such contractual restrictions for which MEMC and/or the Borrower have obtained a valid waiver.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement and the Notes.

(d) This Agreement has been, and the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e) There is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, that (i) may materially adversely affect the financial condition or operations of the Borrower and its Subsidiaries taken as a whole or (ii) purports to affect the legality, validity or enforceability of this Agreement or the Notes or the consummation of the transactions contemplated hereby.

(f) The Advance and all related obligations of the Borrower under this Agreement and the Notes rank pari passu with all other unsecured obligations of the Borrower that are not, by their terms, expressly subordinate to such other obligations of the Borrower.

(g) The Borrower is not insolvent and has a net worth under Italian GAAP equal to at least Euro 80,000,000.

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. For so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with environmental laws.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the board of directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(d) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with the equivalent of Italian GAAP applicable in the jurisdiction in which the Borrower or any such Subsidiary is organized.

(e) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(f) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with Italian GAAP;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year;

(iii) as soon as possible and in any event within ten days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(e); and

(v) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

SECTION 5.02. Mandatory Repayment and Other Covenants Relating to MKC. (a) In addition to any other mandatory repayments or commitment reductions pursuant to this Agreement, within twenty (20) days after each date upon which any of Borrower or its Subsidiaries receives any cash from MKC from dividends, reductions or repurchases of equity, share redemptions or loans, the Borrower shall pay the Lenders an amount equal to 75% of the cash received from MKC less any applicable taxes as a mandatory repayment of the outstanding principal amount of the Advance, together with accrued interest to the date of such repayment on the principal amount repaid, provided, however, that the provisions set forth in this Section 5.02(a) shall not apply to any cash received by the Borrower or any of its Subsidiaries from MKC to the extent such cash received consists of Net Proceeds received by MKC in respect of an Early Redemption Event (for the avoidance of doubt, (i) Net Proceeds received by MKC shall only be in respect of an Early Redemption Event to the extent the same shall be legally payable as a dividend or distribution to MEMC or any pledgor and guarantor under the MEMC Notes and (ii) the application of any cash received by the Borrower or any of its Subsidiaries from MKC to which the provisions set forth in this Section 5.02(a) do not apply shall be made in accordance with (w) Section 2.01 of the Reimbursement Agreement, (x) Section 2.08(d) of the Revolving Credit Agreement, (y) Section 4.01(a) of the MEMC Notes Indenture and (z) Section 5.03(a) of this Agreement (in each case as applicable, and in the case of (w), (x) and (y), only for so long as any Reimbursement Obligations, Revolver Obligations or MEMC Notes are outstanding)).

(b) The Borrower shall not be required to pay any amounts under Section 9.04(c) in connection with any Advance repaid pursuant to this Section 5.02.

(c) The Borrower will, unless the Required Lenders shall otherwise consent in writing, use and cause each of its Subsidiaries to use, reasonable commercial efforts to obtain cash from MKC by way of dividends or loans (taking into account tax consequences and MKC's reasonable capital requirements).

(d) Notwithstanding anything to the contrary contained in this Section 5.02, the Borrower shall not be required to make a repayment to the Lenders pursuant to this Section 5.02 until and unless all necessary waivers, if any, under the Reimbursement Documentation, the Revolving Loan Documentation or the Indenture Documentation, as the case may be, have been obtained; provided, however, MEMC and/or the Borrower shall use reasonable commercial efforts to obtain such waivers.

SECTION 5.03. Early Redemption Events Relating to MEMC. (a)  In the event and on each occasion that any Net Proceeds are received by or on behalf of MEMC or any Subsidiary of MEMC in respect of any Early Redemption Event, the Borrower shall (i) in the case of an event described in part (a) or (b) of the definition of Early Redemption Event, apply all such Net Proceeds, or (ii) in the case of an event described in part (c) or (d) of the definition of Early Redemption Event, apply 75% of such Net Proceeds to redeem Notes in an Italian Redemption Offer (as defined below) pursuant to and subject to the conditions of this Section 5.03; provided that, for so long as any Reimbursement Obligations, Revolver Obligations or MEMC Notes are outstanding, an Italian Redemption Offer shall only be made to the extent of Net Proceeds remaining following (i) (A) the repayment in full of such Reimbursement Obligations or (B) to the extent that the fund guarantors of such Reimbursement Obligations provide their consent, (ii) (A) the repayment in full of such Revolver Obligations or (B) to the extent that the lenders of such Revolver Obligations provide their consent and (iii) (A) the repayment in full of such MEMC Notes or (B) to the extent that the holders of such MEMC Notes provide their consent; provided, further that an Italian Redemption Offer shall only be made to the extent Net Proceeds are made available to the Borrower.

(b) In any Italian Redemption Offer required pursuant to this Section 5.03, the Borrower shall be required to:

(i) purchase Notes tendered pursuant to an offer by the Borrower to Lenders for the Notes (the "Italian Redemption Offer") at a purchase price of 100% of their principal amount outstanding (without premium) plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 5.03(c); and

(ii) if the aggregate purchase price of Notes tendered pursuant to the Italian Redemption Offer is less than the Net Proceeds allotted to the purchase of the Notes, the Borrower shall apply the remaining Net Proceeds for general corporate purposes.

(c) Early Redemption Offer Procedure.

(i) Promptly, and in any event within ten (10) Business Days after the Borrower becomes obligated to make an Italian Redemption Offer, the Borrower shall be obligated to deliver to the Agent and send, by first-class mail to each Lender, a written notice stating that the Lender may elect to have his Notes purchased by the Borrower either in whole or in part (subject to prorating as hereinafter described in the event the Italian Redemption Offer is oversubscribed) in integral multiples of e 1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain such information concerning the business of the Borrower which the Borrower in good faith believes will enable such Lenders to make an informed decision, which at a minimum shall include (A) the latest annual report of the Borrower (including audited consolidated financial statements) and the most recent quarterly consolidated financial statements, (B) a description of material developments in the Borrower's business subsequent to the date of the latest of such reports and (C)  all instructions and materials necessary to tender Notes pursuant to the Italian Redemption Offer, together with the address referred to in clause (iii) below.

(ii) Not later than the date upon which written notice of an Italian Redemption Offer is delivered to the Agent as provided above, the Borrower shall deliver to the Agent an Officers' Certificate as to (A) the amount of the Italian Redemption Offer (the "Offer Amount"), (B) the allocation of the Net Proceeds from the Early Redemption Events pursuant to which such Italian Redemption Offer is being made and (C) the compliance of such allocation with the provisions of Section  5.03(a). Not later than one Business Day before the Purchase Date, the Borrower shall also irrevocably deposit with the Agent or with a paying agent an amount equal to the Offer Amount with written instructions for investment in cash or cash equivalents and to be held for payment in accordance with the provisions of this Section. The Agent (or the paying agent, if not the Agent) shall, on the date of purchase, mail or deliver payment to each tendering Lender in the amount of the purchase price. In the event that the Offer Amount delivered by the Borrower to the Agent is greater than the purchase price of the Notes tendered, the Agent shall deliver the excess to the Borrower for application in accordance with this Section 5.03.

(iii) Lenders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Lenders shall be entitled to withdraw their election if the Agent or the Borrower receives not later than one Business Day prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Note which was delivered by the Lender for purchase and a statement that such Lender is withdrawing his election to have such Note purchased. If the aggregate principal amount of Notes included in the Italian Redemption Offer surrendered by Lenders exceeds the Offer Amount, the Notes shall be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Agent so that only Notes in denominations of Euro1,000, or integral multiples thereof, shall be purchased). Lenders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) The Borrower shall not be required to pay any amounts under Section 9.04(c) in connection with any Advance repaid pursuant to this Section 5.03.

(e) Notwithstanding anything to the contrary contained in this Section 5.03, the Borrower shall not be required to redeem any Note pursuant to this Section 5.03 until and unless all necessary waivers, if any, under the Reimbursement Documentation, the Revolving Loan Documentation or the Indenture Documentation, as the case may be, have been obtained; provided, however, MEMC and/or the Borrower shall use reasonable commercial efforts to obtain such waivers.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any interest on any Advance or any other amount payable under this Agreement or any Note within ten days from the date the same becomes due and payable, or the Guarantor shall fail to pay any amounts under the Guaranty when the same become due and payable; or

(b) any representation or warranty made by the Borrower herein or by the Guarantor in the Guaranty or by the Borrower (or any of its officers) in connection with this Agreement or by the Guarantor (or any of its officers) in connection with the Guaranty shall prove to have been incorrect in any material respect when made; or

(c) (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Subsection (c) of Section 5.01 or in Sections 5.02 or 5.03, (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any Note on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender, (iii) the Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 10 of the Guaranty or the Guaranty is declared null and void or unenforceable or (iv) the Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Guaranty on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Guarantor by the Agent or any Lender; or

(d) the Borrower or MEMC or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $5,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or MEMC or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) the Borrower or MEMC or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or MEMC or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or MEMC or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or

(f) any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or MEMC or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any applicable bankruptcy law, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Capacity of Agent and Lender. In the event the Agent is also a Lender, with respect to such Lender's Commitment, the Advance made by it and the Note issued to it, such Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include such Lender in its individual capacity.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement or the Guaranty, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the Guarantees, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the all of the Lenders. Upon any such resignation or removal, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any state thereof and having a long-term senior unsecured debt rating by S&P of "A" or better. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII
ISSUANCE AND TRANSFER OF NOTES

SECTION 8.01. Transfer Restrictions. The parties hereby acknowledge that the Notes issued hereunder are not "readily tradable" in an established securities market within the meaning of Section 453 of the Code and are not intended to be treated as bonds or bond-like securities. The parties further agree that in the event any Lender decides to sell or otherwise transfer the Notes issued hereunder, such sale or transfer will not be effective until 45 days after the Lender has notified the Borrower of such sale or transfer pursuant to Section 9.02 hereof. No sale or transfer of the Notes issued hereunder to any one purchaser shall be for less than Euro 5,000,000 in principal or face amount.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any Guaranty, nor consent to any departure by the Borrower or the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 9.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at Viale Gherzi, 31, 28100 Novara, Italy, Attention: Chief Financial Officer (telecopier number 390-321-334-380) with a copy to MEMC Electronic Materials, Inc., 501 Pearl Drive, St. Peters, Missouri 63376, Attention: Treasurer (telecopier number 636-474-5158); if to the TPG Lender or the Agent, at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, Attention: Richard A. Ekleberry, Esq. (facsimile: 817-871-4010); if to any other Lender or any Bank, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when received by the party to whom such notice is addressed, except that notices and communications pursuant to Section 2.08 shall not be effective until confirmed in writing by the party to whom such notice is addressed. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs, Expenses and Indemnification. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, modification and amendment of this Agreement, the Notes, the Guaranty and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Notes, this Agreement, the Guaranty, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.08(b), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.09, 2.12 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective as of the date hereof. Prior to the date hereof, the Amended and Restated Credit Agreement shall remain in full force and effect.

SECTION 9.07. Assignments and Participations. Subject to Section 8.01 hereof,

(a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advance owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than Euro 5,000,000 or an integral multiple of Euro 100,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the Guaranty or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantor or the performance or observance by the Borrower or the Guarantor of any of its obligations under this Agreement or the Guaranty or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) In connection with the initial assignment or proposed initial assignment by the TPG Lender pursuant to this Section 9.07, the Borrower shall, upon the request of the TPG Lender, furnish to the TPG Lender a favorable opinion of counsel for the Borrower acceptable to the TPG Lender, in form and substance reasonably satisfactory to the TPG Lender.

SECTION 9.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then, in each case, only on a confidential and need-to-know basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

SECTION 9.09. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MEMC ELECTRONIC MATERIALS S.P.A.,
as Borrower

By: /s/ Kenneth L. Young
Name: Kenneth L. Young
Title: Director and Authorized Officer

TPG WAFER PARTNERS LLC, as Agent and as TPG Lender

By: /s/ Richard A. Ekleberry
Name: Richard A. Ekleberry
Title: Vice President

EXHIBIT A TO THE SECOND AMENDED
AND RESTATED CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

Euro ____________________	Dated: __________________, ______

FOR VALUE RECEIVED, the undersigned, MEMC ELECTRONIC MATERIALS S.P.A., a company organized under the laws of Italy (the "Borrower"), HEREBY PROMISES TO PAY to [NAME OF LENDER], a [JURISDICTION OF ESTABLISHMENT] [limited liability company] [corporation] (the "Lender"), for its account (1) on the First Repayment Date, (a) the principal SUM of Euro 35 million, (b) Euro 1,115,065.44 in accrued and unpaid interest up to the date hereof under the Amended and Restated Credit Agreement (as defined in the Second Amended and Restated Credit Agreement referred to below) and (c) any and all accrued and unpaid interest from the date hereof until the First Repayment Date with respect to such Euro 35 million principal amount set forth in (1)(a) above at an interest rate per annum equal to the Interest Rate, (2) on the Second Repayment Date, the principal SUM of Euro 20 million and (3) any and all accrued and unpaid interest with respect to such Euro 20 million principal amount set forth in (2) above at such times specified in, and in accordance with, Section 2.06 of the Second Amended and Restated Credit Agreement, dated as of September 6, 2002 between the Borrower, the Lender and the Agent (as amended, supplemented or otherwise modified from time to time, the "Second Amended and Restated Credit Agreement"). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Second Amended and Restated Credit Agreement.

Both principal and interest are payable in Euros, the lawful money of participating states to the European Union, to the Agent, at the Agent's Account in New York, in same day funds. The Advances owing to the Lender by the Borrower pursuant to the Second Amended and Restated Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to all the benefits and subject to all the provisions of, the Second Amended and Restated Credit Agreement. The Second Amended and Restated Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower on any Business Day during the period from the Effective Date until the Second Repayment Date in accordance with, and subject to, the terms and conditions specified therein (the indebtedness of the Borrower resulting from the Advances by the Lender being evidenced by this Promissory Note); (ii) restricts any sale or transfer of this Promissory Note in accordance with the terms and conditions therein specified; and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. For the avoidance of doubt, this Promissory Note is not a bond or bond-like security.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Second Amended and Restated Credit Agreement or this Promissory Note, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Promissory Note shall affect any right that any party may otherwise have to bring any action or proceeding relating to the Second Amended and Restated Credit Agreement or this Promissory Note in the courts of any jurisdiction.

THIS PROMISSORY NOTE ISSUED IN THE UNITED STATES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

MEMC ELECTRONIC MATERIALS S.P.A. By: _________________________________ Title: ________________________________

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B TO THE SECOND AMENDED
AND RESTATED CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

[________________], as Agent for the Lenders parties to the Credit Agreement referred to below [ _______________]	_________, 2002
Attention: [________________]

Ladies and Gentlemen:

The undersigned, MEMC ELECTRONIC MATERIALS, S.P.A., refers to the Second Amended and Restated Credit Agreement, dated as of September [ ], 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), between the undersigned, TPG Wafer Partners LLC, a limited liability company formed under the laws of Delaware, United States ("TPG Wafer" or the "TPG Lender"), and TPG Wafer as Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

(a) The Business Day of the Proposed Borrowing is ______, 2002.

(b) The aggregate amount of the Proposed Borrowing is Euro________________.

(c) The Repayment Date of the Advances comprising such Proposed Borrowing is _____________, _________.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on and as of the date of the Proposed Borrowing:

(i) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,
MEMC ELECTRONIC MATERIALS S.P.A.
By:__________________________________
Title:_________________________________

EXHIBIT C TO THE SECOND AMENDED
AND RESTATED CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of September [ ], 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") between MEMC ELECTRONIC MATERIALS, S.P.A., a company organized under the laws of Italy (the "Borrower"), TPG Wafer Partners LLC, a limited liability company formed under the laws of Delaware, United States ("TPG Wafer" or the "TPG Lender"), and TPG Wafer as agent (the "Agent") for the Lenders thereunder (as defined in the Credit Agreement). Terms defined in the Credit Agreement (and not otherwise defined herein) are used herein with the same meaning.

The "Assignor" and the "Assignee" referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (d) attaches the Note held by the Assignor and requests that the Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) confirms that it is an Eligible Assignee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) attaches any U.S. Internal Revenue Service forms required under Section 2.12 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:	_______%
Assignee's Commitment:	Euro_______________
Aggregate outstanding principal amount of Advances assigned:	Euro_______________
Principal amount of Note payable to Assignee:	Euro_______________
Principal amount of Note payable to Assignor:	Euro_______________
Effective Date: ___________________, _____

[NAME OF ASSIGNOR], as Assignor
By:_____________________________
Title:____________________________
Date: ___________________, _____
[NAME OF ASSIGNEE], as Assignee
By:__________________________________
Title:_________________________________
Domestic Lending office [ADDRESS]
Accepted this ______ day of _______________, ____
[ ],______________________________ as Agent
By:______________________________
Title:_____________________________